Exhibit 10.2

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into by and between Floral Park Cemetery Association, Inc., an Indiana corporation (the "Purchaser"), and Windsor Park Properties 3, a California limited partnership (the "Seller").

     WHEREAS, Seller, under a separate but related agreement, is selling to Purchaser, certain real estate located in Marion County, Indianapolis, Indiana commonly known as 3802 Cossell Road, Indianapolis, Indiana (the "Real Estate"); and

     WHEREAS, The principal business activity operated on the Real Estate is a mobile home park called Little Eagle Mobile Home Park (the "Business") containing certain items of personal property; and

     WHEREAS, Purchaser desires to purchase, and Seller desires to sell, substantially all of the assets owned by Seller that are used in the Business, all upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the recitals and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

Sale of Assets and Assumption of Liabilities

     1.1. Purchased Assets and Excluded Assets.

          (a) On the Closing Date (as hereinafter defined), Seller agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, and wherever situated, owned by Seller and used in the Business on the Closing Date including, but not limited to, the assets described in paragraphs (i) through (vii) below used by Seller in the conduct of the Business, except for the Excluded Assets (as hereinafter defined). The assets to be purchased and sold hereunder shall be referred to in this Agreement as the "Purchased Assets" and shall be purchased by Purchaser free and clear of any and all mortgages, liens, security interests, pledges, charges, claims, restrictions. encumbrances, options and rights of third parties. The assets comprising the Purchased Assets are as follows:

               (i) The name "Little Eagle Mobile Home Park" and all goodwill associated therewith.

               (ii) The "land contracts" for the sale of nine (9) mobile home units listed on Exhibit A and Seller's complete interest in the underlying mobile home units (the "Mobile Homes").

               (iii) All other assets used by Seller in the Business and located on the Real Estate, except for the Excluded Assets.

          (b) For purposes of this Agreement, the term "Excluded Assets" shall mean the following:

               (i) All accounts receivable arising from services performed or products sold by Seller in connection with the Business on or prior to the Closing Date except for the rent which will be prorated as set forth in the agreement for the contract of the Real Estate (the "Real Estate Contract") (the "Accounts Receivable").

               (ii) The corporate minute books and all other books, records and documents relating to the corporate organization of Seller.

               (iii) All cash, cash equivalents, working capital, investments, securities or financial instruments of any nature, whether on hand or on deposit or otherwise related to the Business on or prior to the Closing Date.

               (iv) All tax returns, financial statements, accounting records, employment records and tax refunds related to the Business on or prior to the Closing Date.

               (v) The cash surrender value of all life insurance policies owned by Seller.

     1.2. Assumption of Liabilities. Purchaser does not assume any of the liabilities of Seller in any respect. By way of illustration, but not limitation, all debts, obligations, taxes and other liabilities of any character or description, whether accrued, unaccrued, matured, unmatured, known, unknown, contingent or otherwise (including, but not limited to, all bank debt and accounts payable), of Seller that arise or arose out of the ownership of the Purchased Assets and/or the operation of the Business on or prior to the Closing Date (collectively, the "Liabilities") shall be retained by Seller and shall not be assumed by Purchaser. Seller agrees to perform, pay and discharge promptly the Liabilities when due and to indemnify, defend and hold harmless Purchaser with respect to the Liabilities, including any costs, expenses or attorneys fees incurred by Purchaser as a result of being made a party, or otherwise protecting itself from any assertion of liability against it. All utilities, rents and similar items shall be prorated between Purchaser and Seller as of the Closing Date in accordance with the terms of the Real Estate Contract.

     1.3. Closing. Upon the terms and subject to the conditions precedent set forth in this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place on a date and at a time mutually agreed upon by Purchaser and Seller which is within thirty (30) days following satisfaction of the conditions set forth in Article VI of this Agreement and in the Real Estate Contract (the "Closing Date"). Unless terminated as provided herein, the Closing shall occur contemporaneous with the closing of the transaction contemplated by the Real Estate Contract. In the event of the termination of the Real Estate Contract, this Agreement shall automatically terminate without action by either party. On the Closing Date, Purchaser shall pay the Purchase Price (as defined in Section 2.1 hereof), in accordance with the terms of Section 2.1 hereof, to Seller, and Seller shall deliver to Purchaser a Bill of Sale in the form reasonably acceptable to Purchaser, along with possession of the Purchased Assets.

                                   ARTICLE II

                                 Purchase Price
                                 --------------

     2.1. Purchase Price; Method of Payment. The purchase price for the Purchased Assets shall be Fifty Thousand and no/100 Dollars ($50,000.00) (the "Purchase Price"). The Purchase Price shall be paid by Purchaser to Seller in immediately available funds at Closing.

     2.2. Allocation of Purchase Price. The Purchase Price shall be allocated as set forth in Exhibit A hereto. The parties agree to report the results of this transaction for federal, state and local tax purposes in accordance with the allocation set forth in Exhibit A.

                                   ARTICLE III

                    Representations and Warranties of Seller
                    ----------------------------------------

     Seller hereby represents and warrants to Purchaser as follows:

     3.1. Authority; Enforceability. This Agreement has been duly approved, executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     3.2. Warranty of Title; Condition of Purchased Assets. As of the Closing Date, Seller has and Purchaser will acquire good and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, claims, pledges, security interests, charges, restrictions, encumbrances, options and rights of third parties. The Purchased Assets which are machinery, equipment and Mobile Homes are being purchased by Purchaser in there "as is" "where is" condition and Seller makes no representation regarding their operating condition. The Purchased Assets which are inventory, supplies, furniture and fixtures are being purchased by Purchaser in there "as is" "where is" condition and Seller makes no representation regarding their condition, or as for the inventory, their saleable quality.

     3.3. No Violations. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (a) conflicts with, violates or constitutes a default under or breach of (i) Seller's Certificate of Limited Partnership or Limited Partnership Agreement, (ii) any law, statute, rule, regulation, ordinance or other government requirement, or (iii) any promissory note, mortgage, bond, instrument, lease, contract, agreement, understanding or arrangement to which Seller is a party or by which Seller or the Purchased Assets are subject or bound; or (b) results or will result in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, security interest, option or other adverse right or claim upon any of the Purchased Assets.

     3.4. Law. To the best of Seller's knowledge, without a duty of inquiry, there are no violations of any laws, statutes, rules, regulations, codes, ordinances, orders or requirements by or affecting the Seller, the Business or the Purchased Assets.

     3.5. Other Contracts. Seller has not entered into any contract, agreement, understanding, commitment or option, other than this Agreement, granting to any party the right to purchase the stock of Seller, the Business or any of the Purchased Assets.

     3.6. Taxes. Seller has (a) duly filed all tax returns of every type required to be filed by it for all periods ended on or prior to the Closing Date, and (b) paid all taxes, interest, penalties, assessments and other governmental charges due or claimed to be due upon the Business, the Purchased Assets, Seller or any of its income and operations for all periods ended on or prior to the Closing Date. To the best of Seller's knowledge, without a duty of inquiry Seller is not currently under audit by the Internal Revenue Service or any other State or local taxing authority.

     3.7. Litigation; Judgments. There are no claims, actions, suits, proceedings, arbitrations, mediations, litigation or investigations pending or, to the best of Seller's knowledge, threatened in any court or before any governmental agency or authority, arbitration panel, mediator or otherwise (nor does Seller have any knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration, mediation or investigation) against, by or affecting Seller, the Business or the Purchased Assets. Seller is not subject to or bound by any outstanding judgment, order, directive, writ, injunction, decree or requirement of any court, arbitration panel or government agency or authority with respect to the Business or the Purchased Assets.

     3.8. Employee Matters. Relative to the Business:

          (a) Seller is not a party to or bound by any employment agreements, and all employees of Seller are employed on an employee-at-will basis.

          (b) All obligations and liabilities of Seller relating to its current and former employees (including, without limitation, all salary, compensation, taxes, sick leave and vacation) have been paid in full through the Closing Date or will be paid as they come due.

          (c) Seller does not sponsor, maintain, participate in or contribute to any employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, or any other pension, retirement, profit-sharing, bonus or deferred compensation plan, nor has Seller done so prior to the Closing.

          (d) Seller understands, acknowledges and agrees that, by virtue of the consummation of the transactions contemplated by this Agreement, Purchaser does not (i) assume any liability or obligation of Seller to any of Seller's current or former employees, or (ii) commit or undertake to continue Seller's existing group health and hospitalization insurance plan, if any.

     3.9. Absence of Undisclosed Liabilities. There are no contracts, agreements, leases, understandings, arrangements, liabilities, debts or obligations of Seller of any nature (whether absolute, contingent, matured, unmatured or otherwise) relating to or affecting the Business or the Purchased Assets that will be binding or in force or effect after the Closing, except the leases disclosed in the Real Estate Contract.

     3. 10. No Third Party Consents. To the best of Seller's knowledge, without a duty of inquiry, no consent, approval, authorization or waiver of any person, corporation or other entity, any other third party or any governmental agency or authority is required for the execution, delivery and performance of this Agreement by Seller. This Agreement has been duly approved, executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws of general applicability relating to or affecting creditors rights and the general principles of equity. Seller is duly organized with full power and authority to enter into and consummate the transaction contemplated herein, the execution of this Agreement and the sale contemplated hereby have been duly and properly authorized and/or ratified and confirmed by appropriate action of Seller. Seller has taken all requisite action to consummate this Agreement and the sale contemplated hereby.

                                   ARTICLE IV

                   Representations and Warranties of Purchaser
                   -------------------------------------------

     Purchaser hereby represents and warrants to Seller as follows:

     4.1. Authority; Enforceability. This Agreement has been duly approved, executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                                    ARTICLE V

                                    Covenants
                                    ---------

     5.1. Communications with Customers. On or before the Closing Date, Seller shall, at its expense, send a letter to all customers of the Business notifying them of Seller's sale of the Purchased Assets and recommending that such customers continue their relationship with Purchaser. The content of any such letter shall be subject to the prior approval by Purchaser and Seller.

     5.2. Further Assurances. Each party hereto respectively shall use all reasonable efforts and give all notices required to consummate the transactions contemplated hereby and shall otherwise take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and, thereafter' make effective the transactions contemplated by this Agreement and the Exhibits hereto.

     5.4. Telephone Number. Purchaser shall have the right to utilize Seller's current telephone number indefinitely.

     5.5. Indemnification Against Liabilities. In the event that there is any inaccuracy in or breach of Seller's representations and warranties contained in this Agreement or that any third party asserts any claim against Purchaser relating in any way to the Purchased Assets or the conduct of the Business on or prior to the Closing or to any Liability, then Seller shall indemnify, defend and hold harmless Purchaser, and its directors, officers, agents, successors and assigns, from and against all actions, lawsuits, proceedings, judgments, liabilities, damages, losses, costs and expenses (including, but not limited to, reasonable attorneys' fees and other costs of defense) incurred as a result of such inaccuracy, breach or claim. In the event that there is any inaccuracy in or breach of any of Purchaser's representations and warranties contained in this Agreement or that any third party asserts any claim against Seller relating in any way to the conduct of the Business after the Closing, then Purchaser shall indemnify, defend and hold harmless Seller, and its directors, officers, agents, successors and assigns, from and against all actions, lawsuits, proceedings, judgments, liabilities, damages, losses, costs and expenses (including, but not limited to, reasonable attorneys' fees and other costs of defense) incurred as a result of such inaccuracy, breach or claim.

                                   ARTICLE VI

                              Conditions to Closing
                              ---------------------

     Purchaser's obligations hereunder shall be subject to the condition that as of the Closing Date there is no breach of any of Seller's representations or warranties hereunder in Paragraph 12; and to the satisfaction of the following additional conditions precedent:

          a. There shall have been no material casualty loss with respect to any of the Purchased Assets;

          b. Purchaser shall have been given true and correct copies of each of the "land contracts" for the sale of the nine (9) mobile home units referenced on Exhibit A, and shall, in its sole discretion, be satisfied with the terms and conditions therein;

          c. Seller shall furnish evidence, reasonably satisfactory to Purchaser, that each of the purchasers of the nine (9) mobile home units referenced on Exhibit A is current with respect to its payments under the terms and conditions of the respective "land contracts" as of the date of closing; and

          d. There shall have been no material adverse changes in the Business, or any aspect thereof; and

          e. The parties must have satisfied all of the conditions to closing under the terms of the Real Estate Contract and be ready to close on the purchase of the Real Estate.

                                   ARTICLE VII

                                   Termination
                                   -----------

     Purchaser may terminate this Agreement upon any of the breach of Seller of any provision of this Agreement or upon the occurrence of any of the following:

          a. The failure, within a reasonable time period, of Seller to comply with all of the conditions to closing reference in Article VI of this Agreement;

                  b. Any material change in the truthfulness of any of Seller's representations or warranties contained herein; and


                  c. Any event of default or termination under the terms of the Real Estate Contract, including Paragraph 14, Default and Termination, therein.

                                  ARTICLE VIII

Miscellaneous and General

     8.1. Payment of Expenses. Each party hereto shall pay its own expenses incident to this Agreement and transactions contemplated hereby.

     8.2. Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of one (1) year following the Closing Date. No due diligence review or other investigation or examination by Purchaser of the Purchased Assets, Seller or the Business shall affect or limit the representations and warranties of Seller contained in this Agreement, and Purchaser shall be entitled to rely upon such representations and warranties notwithstanding any such due diligence review, investigation or examination.

     8.3. Modification or Amendment. The parties hereto may modify or amend this Agreement at any time only by written agreement duly executed and delivered by each of the parties hereto.

     8.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

     8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

     8.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid as follows:

          (a) If to Seller, to:

              Windsor Park Properties 3
              C/o Windsor Corporation
              Attention: Steve Waite
              6430 South Quebec Street
              Englewood, Colorado 80111

              With a Copy to:
              Timmons & Inman, L.L.P.
              Attn:  Bruce J. Knickerbocker
              300 Talon Centre
              Detroit, Michigan 48207

          (b) If to Purchaser, to:

              Floral Park Cemetery Association, Inc.
              Attention: Bruce Buchanan
              27 Kessler Boulevard West Drive
              Indianapolis, Indiana 46228

              With a Copy to:

              BINGHAM SUMMERS WELSH & SPILMAN
              Attention: Gary L. Klotz
              2700 Market Tower
              10 West Market Street
              Indianapolis, IN 46204-2982

or to such other persons or addresses as may be designated in writing by the party to receive such notice and delivered as provided herein.

     8.7. Entire Agreement; Assignment. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties hereto with respect to the subject matter hereof, and shall not be assignable by either party hereto without the prior written consent of the other party.

     8.8. Captions. The Article, Section and paragraph captions contained herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     8.9. Construction of Agreement. This Agreement constitutes a negotiated agreement between the parties hereto and the fact that one party or the other shall have drafted a particular provision shall not be considered in the construction of any provision.

     8.10. Severability. If any provision or portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such provision or portion shall be deemed to be severed or, preferably, limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced to give effect to the intention of the parties insofar as that is possible.

     8.11. Certain References. Whenever in this Agreement a singular word is used, it shall also include the plural wherever required by the context and vice versa. All references in this Agreement to the neuter, masculine or feminine shall mean or apply to the appropriate gender wherever required by the context of this Agreement or to properly identify the appropriate persons or parties.

     8.12. Taxes. All federal, state, local and other taxes, charges and assessments (including, without limitation, interest, fines and penalties) resulting from, imposed by virtue of or relating to the sale of the Purchased Assets contemplated by this Agreement shall be paid by Seller.

     (the remainder of this page intentionally left blank)

     IN WITNESS WHEREOF, Purchaser and Seller have executed this Asset Purchase Agreement as of the respective dates set forth below.

                                     PURCHASER:

                                     FLORAL PARK CEMETERY ASSOCIATION, INC.

                                     By: /S/ BRUCE BUCHANAN
                                        ----------------------------------------

Date:  January 21, 1999



                                     SELLER:

                                     WINDSOR PARK PROPERTIES 3

                                     By: Windsor Corp., General Partner

                                         By: /S/ STEVE WAITE
                                            ------------------------------------
                                             Steve Waite, ___________________

Date:  January 15, 1999

                                             By:      Steven J. Waite
                                             Printed:
                                                     ---------------------------
                                             Title:   President

                                    Exhibit A
                         Listing and Valuation of Assets


Nine (9) Mobile Home Units listed on the attached Exhibit A-1        $40,000
The name "Little Eagle Mobile Home Park and all other Goodwill        10,000
                                                                      ------
Totals                                                               $50,000
                                                                     =======

                                   Exhibit A-1

                    Land Contract Sales of Mobile Home Units

All Information is per Seller:

                                                                                                             Projected
                                                                                                            Outstanding
                                                                                                              Balance
                                                                                                   Monthly     per
                                                        Original              Term of              Payment    Seller
                                                        Contract   Date of     pmts    Interest    (per        as of
 Unit    Lot#     Year     Manufacturer        Size       Price     Sale       (yrs)     Rate      Seller)    Closing
 ----    ----     ----     -----------------   ----     --------- --------   --------- --------    -------   ----------

     1     10      1972    Highland             12x54     6000    2/20/98       4        12.00%     $131.49    $4,866.45
     2     21      1970    Landola              12x60     6000     5/8/98       4        12.00%      131.44    5,188.10
     3     23      1977    SVN                  14x70     3000    3/11/98       2        12.00%      131.81    1,836.39
     4     51      1968    Landola              12x52     6000    6/30/98       4        12.00%      144.84    5,293.07
     5     59      1989    Redibuilt            12x38     2000     9/1/98       1        12.00%      151.05    1,359.67
     6     65      1970    Landola              12x48     6000    12/19/9       4        12.00%      142.00    4,648.68
     7     77      1982    ELO                  14x55     3500    3/27/98       25       12.00%      116.24    2,447.28
     8     86      1973    Highland             12x54     6500    4/28/98       4        12.00%      142.51    5,505.34
     9     90      1966    Donabella            12x60     6000    5/22/98       4        12.00%      131.44    5,293.07

                                                         45000                                      $1,222.82  $36,438.05